                                                                    EXHIBIT 99.1


                          LANGUAGE RE: ISRAEL EXEMPTION


        Applied Materials, Inc. has obtained from the Securities Authority of the State of Israel an exemption from the obligation to publish this prospectus in the manner required pursuant to the prevailing laws of the State of Israel. Nothing in such exemption of the Securities Authority of the State of Israel shall be construed as authenticating the matters contained in this prospectus or as an approval of their reliability or adequacy or an expression of opinion as to the quality of the securities hereby offered.